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                                                                    EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                            CONTACT:
                                            CATHERINE M. BIFFIGNANI
                                            VICE PRESIDENT, INVESTOR RELATIONS
                                            314-645-6600

                                                [KV PHARMACEUTICAL logo]



FOR IMMEDIATE RELEASE


                       KV PHARMACEUTICAL COMPANY REPORTS
                       FISCAL 2009 FIRST QUARTER RESULTS

           FIRST QUARTER REVENUES INCREASED 30%; DILUTED EPS UP 92%

                 ETHEX CORPORATION SUBSIDIARY REVENUES UP 53%

              FDA PDUFA DATE OF OCTOBER 24, 2008 FOR GESTIVA(TM)

St. Louis, MO - August 11, 2008 - KV Pharmaceutical Company (NYSE: KVa/KVb) today reported results for the first quarter of fiscal 2009 ended June 30, 2008.

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FISCAL 2009 FIRST QUARTER FINANCIAL HIGHLIGHTS (UNAUDITED)
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
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USD IN MILLIONS                                THREE MONTHS ENDED      THREE MONTHS ENDED
                                                 JUNE 30, 2008           JUNE 30, 2007          CHANGE
----------------------------------------------------------------------------------------------------------
NET REVENUES                                         $148.9                  $114.4             +30.2%
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NET INCOME                                           $12.5                    $6.2             +102.2%
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EARNINGS PER DILUTED CLASS A SHARE                   $0.23                   $0.12              +91.7%
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

Marc S. Hermelin, Chairman of the Board and Chief Executive Officer, stated, "During the first quarter, KV delivered sharply improved profits and nearly $16.0 million in cash flow from operating activities. Performance was led by strong growth at ETHEX Corporation and continued competitiveness of our category-leading branded products at Ther-Rx. Both of these businesses are poised for further growth over the balance of fiscal 2009 helped by recent introductions like metoprolol succinate extended-release tablets and our branded transdermal spray Evamist(TM). The Company's pipeline remains strong as well, with expectations of receiving one NDA approval and at least six ANDA approvals during the current fiscal year."

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FIRST QUARTER REVIEW
--------------------

Revenues Increased 30% and Gross Profits Rose 39%
-------------------------------------------------

Net revenues for the first quarter increased 30.2%, or $34.5 million, to $148.9 million, compared with $114.4 million in the first quarter of fiscal 2008. Gross profits increased 38.6%, or $28.9 million, to $103.6 million compared to $74.8 million in the first quarter of fiscal 2008. Revenue growth during the quarter was impacted by:

     o The later-than-expected approval and launch of the 50 mg strength of generic metoprolol succinate extended-release tablets in May 2008; and
     o A net sales gain of 52.6% over the prior year period at the Company's ETHEX generic/non-branded marketing subsidiary, contributed to by sales of 25 mg, 50 mg, 100 mg, and 200 mg strengths of metoprolol succinate extended-release tablets.

At the close of the first quarter of fiscal 2009, due to higher-than-expected demand from our customers for certain of our generic products, the Company had an unusually large volume of unshipped open orders for generic products, representing approximately $10 million of net revenues. Net revenues were also affected by a $5.9 million reduction related to the execution of a price increase on our generic potassium chloride capsules and the impact of the previously disclosed discontinuation of cough/cold products which generated revenue of $0.5 million in the current quarter compared with $9.3 million in the first quarter of last year.

Operating Expenses
------------------

Operating expenses were $83.1 million, an increase of $17.0 million over the prior year period. The increases included $18.6 million of higher selling and administrative expenses, a $4.2 million increase in R&D spending and a $2.2 million increase in amortization expenses related primarily to the acquisition of Evamist(TM). These increases were partially offset by an $8.0 million reduction in purchased in-process R&D charges.

Selling and administrative expenses of $63.8 million were slightly higher than the $61.2 million spent in the fourth quarter of fiscal 2008. We expect a quarterly run rate of selling and administrative expenses of approximately $61 million during the rest of fiscal 2009, resulting in an approximate 18% increase on an annual basis over the prior fiscal year. The 41.1% increase in selling and administrative expenses for the first quarter compared to the year ago quarter reflected the following:

     o $4.6 million related to one-time launch related marketing expenses for the initial launch and supply of the 25 mg and 50 mg strength of metoprolol succinate extended-release tablets;
     o $1.5 million increase in expense associated with foreign currency transaction losses on investments denominated in the Indian Rupee;
     o $3.8 million of launch-related marketing and promotion expenses related to Evamist(TM);

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     o   $2.6 million increase in personnel costs due to increases in management, sales and other personnel, of which $1.4 million was related to the expansion for our branded sales force initiated in the third quarter of fiscal 2008;
     o $1.8 million increase in branded marketing and promotions expense on our existing brands;
     o $1.5 million increase in costs associated with redistribution fees paid to certain major wholesalers and chains for single point shipping services; and
     o $1.2 million increase in expenses for consulting and other professional services.

Net Income
----------

Net income for the quarter increased $6.3 million, or 102.2%, to $12.5 million, or $0.23 per diluted Class A common share, compared to $6.2 million or $0.12 per diluted Class A common share for the first quarter of fiscal 2008.

Financial Condition
-------------------

The Company's liquidity remains strong with cash and marketable securities of $135.1 million at the end of the quarter and $15.7 million of cash flow generated from operations in the first quarter. The Company also holds $79.9 million in auction-rate securities which are currently illiquid and classified as long-term investments. The Company is encouraged by proposed and announced settlements reached with regulatory authorities by several banks that show signs that the liquidity problem with these types of securities is finally being addressed. Capital expenditures increased to $5.3 million in the first quarter of fiscal 2009 compared with $2.1 million reported in the first quarter of fiscal 2008.

THER-RX CORPORATION
-------------------

Ther-Rx net revenues for the first quarter increased 1.7% to $50.9 million compared to $50.1 million in the first quarter of fiscal 2008. The Company anticipates accelerated revenue contribution during the second half of fiscal 2009 from the recent launch of Evamist(TM), as well as from the approval and launch of Gestiva(TM), expected late in calendar 2008. The first quarter increase in branded product sales was due primarily to continued sales growth of our anti-infective brand, Clindesse(R), coupled with increased sales from our hematinic product lines, offset in part by lower sales of Gynazole-1(R).

Evamist(TM)
-----------

Having received approval for Evamist(TM) from the FDA in July, 2007, the Company has had a successful launch of this patented estradiol transdermal spray that offers a novel approach to the treatment of moderate-to-severe vasomotor symptoms due to menopause. Since the launch in April 2008, Evamist(TM) has continued to show increasing prescription trends and compares favorably to prior analogous product launches in this therapeutic class by other pharmaceutical companies. Based on recent weekly data, total Evamist(TM) prescriptions are trending toward


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more than 4,000 per month, double the total prescriptions of 2,000 per month during the initial launch period.

By its third month of launch, Evamist(TM) has become the second most prescribed product in the transdermal estrogen category in terms of new patient starts or switches from other brands. Based on IMS weekly `new-to-brand' prescriptions (NBRx), Evamist(TM) has surpassed all other established branded transdermal patch and topical products with the exception of the leader in this segment, as Evamist(TM) continues to receive positive feedback from physicians and patients alike.

Dr. John Buster, Professor of Obstetrics and Gynecology at the Warren Alpert Medical School of Brown University, is a well-known and respected researcher in the arena of hormone therapy and a prolific author on the topic. Dr. Buster's Phase III Study for Evamist(TM) was published in the prestigious journal, Obstetrics & Gynecology, or "Green Journal" as it is commonly referred to by OB/GYNs, in June of 2008, and highlighted the importance of estrogen therapy available in Evamist(TM), featuring a convenient and innovative spray delivery system. Furthermore, Dr. Buster and his co-authors provided insight into why Evamist(TM) is an exciting option for women experiencing moderate-to-severe vasomotor symptoms associated with menopause, particularly with regard to focusing on the transdermal delivery of low-dose, plant-based estradiol. Moreover, Evamist provides the flexibility of three approved dosing regimens (1, 2 or 3 sprays per day), allowing prescribers to tailor and individualize therapy at the lowest effective dose for each specific woman, consistent with recommendations set forth by the American College of Obstetricians (ACOG) and the North American Menopause Society
(NAMS).

Evamist(TM) is a small, hand-held, simple-to-use transdermal spray that is designed to provide an easy and convenient means to deliver a preset dose of estradiol via the skin. The Evamist(TM) device is placed against the skin and an actuator button is pushed, releasing a light transdermal spray containing a proprietary estradiol-based formulation with a mean drying time of 67 seconds. The first and only estradiol transdermal spray, Evamist(TM) delivers a low dose of plant-based estradiol and provides convenient relief of moderate-to-severe vasomotor symptoms.

Evamist(TM) targets an annual $1.3 billion estrogen therapy market (source:
IMS NSP Audit, January 2007-December 2007) where physicians and patients are seeking an effective, low-dose estrogen product. An unprecedented number of women may be experiencing vasomotor symptoms related to menopause: the Centers for Disease Control (CDC) estimate that more than 37 million women in the United States are at or near the age of menopause and 45.5 million women are post-menopausal. About three-fourths of women transitioning into menopause will experience some degree of symptoms associated with menopause, with 40-60% of these women suffering from moderate-to-severe vasomotor symptoms.

The Company believes that Evamist(TM) will be a significant contributor to Ther-Rx net revenues during the second half of fiscal 2009.

SEE SECTION BELOW ENTITLED "ABOUT EVAMIST(TM)", AND "ABOUT ESTROGEN THERAPY" INCLUDING BLACK BOX INFORMATION, FOR IMPORTANT SAFETY INFORMATION RELATING TO THE PRESCRIPTION AND USE OF EVAMIST(TM).

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Anti-Infective Products
-----------------------

Net sales of Clindesse(R) increased 9.5% to $5.0 million for the quarter, compared to $4.6 million in the first quarter of fiscal 2008 due to improved market share and the impact of price increases.

Clindesse(R), indicated for the treatment of bacterial vaginosis (BV) in non-pregnant women, continues to experience growing prescription trends in the anti-infective category. Currently, Clindesse(R) carries a 27.5% market share, compared to 26.3% from the first quarter of the previous fiscal year, higher than all other clindamycin-based intravaginal BV products combined.

Oral Iron Supplement Products
-----------------------------

The $1.3 million, or 16.5%, increase in net sales of our hematinic products to $9.1 million for the quarter resulted primarily from sales volume growth of Repliva 21/7(R) coupled with price increases on our other hematinic products.

Repliva 21/7(R) continues to be the fastest growing product in the oral prescription iron supplements category. This product is uniquely formulated to provide efficient absorption with clinically proven results. The benefits of this product are driven by a proprietary formulation of elemental iron, two absorption promoters and a scientifically designed dosing regimen all designed to help promote maximum iron absorption.

Repliva 21/7(R) currently holds a 7.6% new prescription share, up from 5.9% in the first quarter of the previous fiscal year, representing the highest new prescription share of all branded oral iron products in the United States.

Advanced Prescription Nutritionals
----------------------------------

Net revenues for all of the products that comprise Ther-Rx's advanced prescription nutritional line were $27.5 million, comparable with the first quarter of fiscal 2008.

     o Ther-Rx maintained its market leading position as the most prescribed prenatal vitamin franchise in the United States with a 43.9% share of the branded prescription prenatal market.

     o Net sales from our advanced prescription nutritional product line were comparable with the prior year quarter. The year-over-year comparison of sales of this product line was negatively impacted by $3.0 million in lower volume due to larger-than-normal customer purchases made in the first quarter last year due to anticipated price increases.

     o The PrimaCare(R) line of products maintained a 47.1% share of the Omega-3 (Essential Fatty Acid) segment of the branded prescription nutritional marketplace.

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Gestiva(TM)
-----------

In January 2008, KV acquired an important asset that we anticipate will be added to the Ther-Rx women's healthcare line of products. The Company entered into a definitive product purchase agreement in fiscal 2008 that gives KV full U.S. and worldwide rights to Gestiva(TM) (17a-hydroxyprogestorone caproate) upon FDA approval of the pending New Drug Application for this product. The pending NDA seeks approval of Gestiva(TM), which has been granted an Orphan Drug Designation by the FDA, for use in the prevention of preterm birth for women with a history of at least one spontaneous preterm delivery (i.e., less than 37 weeks) who are pregnant with a single fetus. A PDUFA date by which FDA is expected to make a decision on the Gestiva(TM) NDA is October 24, 2008. We believe that Gestiva(TM) will make a significant contribution to Ther-Rx revenues during the second half of fiscal 2009.

ETHEX CORPORATION - 53% NET SALES GROWTH DUE TO METOPROLOL SUCCINATE
--------------------------------------------------------------------

ETHEX Corporation net sales of $92.3 million in the first quarter represented a 52.6% increase compared to the prior year first quarter of $60.5 million. Sales growth during the quarter was impacted by volume growth from the sale of all four strengths of metoprolol succinate extended-release tablets, which contributed $35.5 million in net revenues during the quarter, offset in part by the reduced level of sales from our discontinued cough/cold product line.

ETHEX's cough/cold product line, except for one product, was discontinued earlier this calendar year following a shift in FDA policy on products containing guaifenesin. Our currently marketed generic cough/cold product generated net revenues of $0.5 million during the quarter, compared with sales of the entire cough/cold product line of $9.3 million for the first quarter of fiscal 2008.

ETHEX's profitability remained strong for another quarter as measured by its gross profit margins of 60.5%, compared to gross margins of 56.0% in the first quarter of fiscal 2008.

The ETHEX pipeline remains strong. Last year we filed 16 ANDA's and this year we expect to file another 16 ANDA's. During this fiscal year, we expect six ANDA approvals, following five ANDA approvals received by KV in our preceding fiscal year. In addition, ETHEX believes it is the first to file for a number of Paragraph IV generic products with significant revenue contribution potential.

OUTLOOK FOR THE YEAR
--------------------

The Company currently expects to report net revenue of between $650 million and $675 million and net income per diluted Class A share of between $1.65 and $1.75 for the fiscal year ending March 31, 2009. Although KV historically has not issued revenue or earnings guidance, in light of potential competitive challenges related to certain of the Company's products, as well as new product launches planned during fiscal 2009 and their potential impact on fiscal 2009 financial performance, we are providing guidance for the current fiscal year. It is not the Company's

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expectation to further update this guidance during the course of the fiscal year or for future periods.

SUBSEQUENT EVENT
----------------

The Company was notified last week that the Audit Committee of its Board of Directors has recently commenced an independent inquiry into allegations made by sources not identified to management regarding alleged misconduct by management of the Company. Since 1995, the Company has had in place a Standard of Business Ethics Policy. As part of this policy, an employee is encouraged to report, independent of management and for any reason, any action an employee suspects to be contrary to this code of ethics. Management has not been advised as to the specifics of the allegations and is not in a position to make an informed determination as to whether the allegations have any merit. Management is not aware of and does not believe that there has been any misconduct that would have a material impact on the Company's financial results. Management is cooperating fully with the Committee.

As a result of the inquiry, KPMG LLP, the Company's independent registered public accounting firm, has advised the Company that they will be unable to complete its SAS 100 review of the consolidated financial statements for the first quarter of fiscal 2009, prior to reviewing the results of the completed Audit Committee inquiry.

ABOUT EVAMIST(TM)
-----------------

Evamist(TM), the first and only estradiol transdermal spray, delivers a low dose of plant-based estradiol and provides convenient relief of moderate-to-severe vasomotor symptoms, reducing both the frequency and severity of hot flashes. Evamist(TM) utilizes metered-dose technology to deliver a consistent and accurate dose of estradiol when sprayed on the inner forearm, drying in a median of 67 seconds. Patients should wait at least 2 minutes after applying Evamist(TM) before dressing.

ABOUT ESTROGEN THERAPY
----------------------

Estrogen therapy ("ET") is the medical administration of estrogen to supplement the hormones which the ovaries no longer produce, due to natural or surgical menopause. ET can provide relief from the unpleasant symptoms of menopause such as hot flashes. ET products are available in oral, transdermal patch, injectible and transdermal gel/lotion formulations.

Evamist(TM) is indicated for the treatment of moderate-to-severe vasomotor symptoms due to menopause.





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WARNING--ENDOMETRIAL CANCER, CARDIOVASCULAR, AND OTHER RISKS

ENDOMETRIAL CANCER Adequate diagnostic measures, including endometrial sampling when indicated, should be undertaken to rule out malignancy in all cases of undiagnosed persistent or recurring abnormal vaginal bleeding.
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CARDIOVASCULAR AND OTHER RISKS Estrogens with or without progestins should not be used for the prevention of cardiovascular disease or dementia. The Women's Health Initiative (WHI) estrogen-alone substudy reported increased risks of stroke and deep vein thrombosis (DVT) in postmenopausal women (50 to 79 years of age) during 6.8 years and 7.1 years, respectively, of treatment with daily oral conjugated estrogens (CE 0.625 mg), relative to placebo. The estrogen plus progestin WHI substudy reported increased risk of myocardial infarction, stroke, invasive breast cancer, pulmonary emboli, and DVT in postmenopausal women (50 to 79 years of age) during 5.6 years of treatment with daily oral CE
0.625 mg combined with medroxyprogesterone acetate (MPA 2.5 mg), relative to placebo. The Women's Health Initiative Memory Study (WHIMS), a substudy of the WHI, reported increased risk of developing probable dementia in postmenopausal women 65 years of age or older during 5.2 years of treatment with daily CE
0.625 mg alone and during 4 years of treatment with daily CE 0.625 mg combined with MPA 2.5 mg, relative to placebo. It is unknown whether this finding applies to younger postmenopausal women. In the absence of comparable data, these risks should be assumed to be similar for other doses of CE and MPA and other combinations and dosage forms of estrogens and progestins. Because of these risks, estrogens with or without progestins should be prescribed at the lowest effective doses and for the shortest duration consistent with treatment goals and risks for the individual woman.
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In a clinical trial with Evamist(TM), the most common side effects were headache, breast tenderness, nasopharyngitis, nipple pain, back pain, nausea, and arthralgia.

Evamist(TM) should not be used in women with undiagnosed abnormal genital bleeding; known, suspected, or history of breast cancer; known or suspected estrogen-dependent neoplasia; active deep vein thrombosis, pulmonary embolism, or history of these conditions; active or recent arterial thromboembolic disease; liver dysfunction or disease; or known or suspected pregnancy.

FULL PRESCRIBING INFORMATION FOR EVAMIST IS AVAILABLE AT WWW.EVAMIST.COM


ABOUT KV PHARMACEUTICAL COMPANY
-------------------------------

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures, markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its branded drug subsidiary.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.


SAFE HARBOR

The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipates", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

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All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, product launches, regulatory approvals, market position, market share increases, acquisitions, revenues, expenditures and other financial results, and expectations and beliefs pertaining to the announced Audit Committee inquiry or any allegations of misconduct that are the subject of such inquiry, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors, which among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing, including as a result of so-called authorized-generic drugs; (5) new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials and/or products manufactured for the Company under contract manufacturing arrangements with third parties;
(8) the regulatory environment, including regulatory agency and judicial actions and changes in applicable law or regulations; (9) fluctuations in revenues; (10) the difficulty of predicting international regulatory approval, including timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts, including the introduction or potential introduction of generic or competing products against products sold by the Company and its subsidiaries; (13) risks that the Company may not ultimately prevail in litigation, including challenges to our intellectual property right by actual or potential competitors or to our ability to market generic products due to brand company patents and challenges to other companies' introduction or potential introduction of generic or competing products by third parties against products sold by the Company or its subsidiaries including without limitation the litigation and claims referred to in Note 16 of the Notes to the Consolidated Financial Statements in the Company's Form 10-Q for the quarter ended June 30, 2008; (14) actions by the Securities and Exchange Commission and the Internal Revenue Service with respect to the Company's stock option grants and accounting practices;
(15) the possibility that KV's current estimates of the financial effect of certain previously announced product recalls could prove to be incorrect; (16) whether any product recalls results in litigation, agency action or material damages; (17) the possibility that the findings of the Audit Committee inquiry referenced in the Company's Form 10-Q for the quarter ended June 30, 2008, could have a material impact on the Company's financial results; and (18) the risks detailed from time-to-time in the Company's filings with the Securities and Exchange Commission.

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This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this release.